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Exhibit 99.11 - News Release - Eurotech's CEO, Todd J. Broms, Announces The
                Engagement of EB Associates, LLC as Senior Financial Advisor, Office of the President

                                [EUROTECH logo]
                  Proudly Traded on The American Stock Exchange
                             Our Stock Symbol is EUO

CONTACT:
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ECON Investor Relations, Inc.
Dawn Van Zant, 800-665-0411
dvanzant@investorideas.com

FOR IMMEDIATE RELEASE
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                    EUROTECH'S CEO, TODD J. BROMS, ANNOUNCES
                      THE ENGAGEMENT OF EB ASSOCIATES, LLC
              AS SENIOR FINANCIAL ADVISOR, OFFICE OF THE PRESIDENT

FAIRFAX, VA - MAY 6, 2002 - Eurotech, Ltd. (AMEX:EUO), www.eurotechltd.com, announced today the engagement of EB Associates, LLC ("EBA") as the Senior Financial Advisor, Office of the President. EBA is managed by Robert Weinstein, its Founder and Managing Member. The announcement was made by Todd J. Broms, President and Chief Executive Officer.

Mr. Broms stated: "We are very pleased to welcome EBA and Bob Weinstein as an advisor to our team. Bob is a seasoned financial executive with twenty years of successful financial management experience as a private equity fund manager, investment banker, and Certified Public Accountant. The appointment of EBA, with Bob as a Senior Financial Advisor, Office of the President, represents a material strengthening of our financial management capabilities. Given Bob's unique and extensive finance and operating background, I am confident EBA will make a significant contribution to the Company's long-term success."

Mr. Weinstein, age 42, was most recently a Senior Manager at Berliner Communications, Inc. pursuing external growth and acquisition opportunities along with managing general treasury functions for the company. Prior to that, he was a Managing Director at Sanders Morris Harris Inc., an investment and money management firm where he was one of two founding members of a private equity fund focusing on later-stage private equity investments in micro-cap private and public companies. Further, Mr. Weinstein was a Managing Director at Gruntal & Company where he executed principal and agency transactions while co-head of the firm's Technology Corporate Finance Group. Mr. Weinstein has also held senior managerial positions at G.E. Capital Corporation and Coopers & Lybrand.



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Mr. Weinstein holds a B.S. in Accounting with Honors from the State University of New York at Albany and M.B.A. from The University of Chicago Graduate School of Business. In addition, he is a Certified Public Accountant.

Mr. Weinstein stated: "I am proud to have EBA advising the Company in its development. As Senior Financial Advisor, we welcome the opportunity to work closely with Mr. Broms in engineering and structuring agreements to license or transfer each of the Company's viable technology assets, to large, multinational corporations, ultimately resulting in revenues and earnings for the Company. In addition, we will be initiating a complete financial review of the Company including its capital structure and cash flows. Further, we expect to direct our efforts to identifying, structuring and completing acquisitions of companies that are accretive to earnings, hence, enhancing shareholder value."

Mr. Broms added: "Bob's company operating experience adds additional valuable facets to his banking and accounting skill sets. Given EBA's unique and extensive finance and operating background, I am confident he will make a significant contribution to the Company's long-term success and make a major change in the way our company operates."

ABOUT EUROTECH, LTD.
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Eurotech, Ltd. develops and markets emerging chemical and electronic technologies designed to improve the environmental and security sectors. We work with scientists, engineers and research institutes to identify products and processes that have unique or superior characteristics with reduced manufacturing and/or use risks. Our portfolio of technologically advanced products includes (i) proprietary materials created to specifically solve the serious problems of how nuclear and other hazardous wastes are cost effectively contained, (ii) advanced performance materials for use in industrial products such as coatings and paints, and (iii) automatic detection of explosives and illicit materials for use in Homeland Security.

More information about Eurotech, its technologies and current investor information may be obtained by visiting the Company's web site at www.eurotechltd.com.

"SAFE HARBOR STATEMENT" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
-----------------------------------------------------------------------------
1995
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Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of Eurotech officials during presentations about Eurotech, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").

Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act.

Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: insufficient cash flow to continue to fund the development and marketing of the Company's products and technology, a rejection of the Company's products and technologies by the marketplace and disputes as to the Company's intellectual property



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rights. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Eurotech, its technology, economic and market factors and the industries in which Eurotech does business, among other things.

These statements are not guaranties of future performance and Eurotech has no specific intention to update these statements. More detailed information about those factors is contained in Eurotech's filings with the Securities and Exchange Commission.

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